Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Xencor, Inc.

Monrovia, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 20, 2015, relating to the financial statements of Xencor, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

BDO USA, LLP
Los Angeles, California

February 28, 2017